EXHIBIT 99.1

Sanomedics Announces Letter of Intent to Acquire a Leading Provider of Professional Health Care Services and Solutions

MIAMI, Feb. 25, 2014 /PRNewswire/ -- Sanomedics International Holdings, Inc. (OTCQB: SIMH) ("Sanomedics"), a medical technology holding company that focuses on game-changing products, services and ideas, today announced that on February 21, 2014, it has entered into a non-binding Letter of Intent ("LOI") to acquire all of the issued and outstanding equity of a leading provider of professional health care services and solutions to public and private institutions and multinational corporations throughout the world. For the year ended December 31, 2013, the targeted company reported approximately $30 million in revenues (unaudited).

The proposed transaction will give Sanomedics a 100% interest in the equity of the company in exchange for cash and notes to be disclosed upon signing of a definitive agreement within 45 days. "The closing of this transaction further broadens the scope of the health care services we had planned for in the implementation of our strategy and identification as a leading medical technology holding company", stated Keith Houlihan, co-founder and President of Sanomedics. The Company intends to use the remainder of its loan facility from TCA Global Funds LLC to fund the targeted acquisition.

Completion of the acquisition will be subject to the negotiation and execution of a binding definitive agreement and the satisfaction of a number of conditions, including but not limited to Sanomedics and the targeted acquisition being satisfied with the results of their respective due diligence investigations.

About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB: SIMH) is a medical technology holding company that focuses on game changing products, services and ideas - a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. We plan to grow our existing business organically and through strategic acquisitions specifically relating to healthcare technology and services.

Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the acquisition is not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

SOURCE: Sanomedics International Holdings, Inc.

CONTACT: Keith Houlihan, 305-433-7814, info@sanomedics.com

Web site: http://www.sanomedics.com